Exhibit 10.2
LENNAR CORPORATION
2016 INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective January 12, 2022)
1.Purpose of the Plan
The purpose of the Plan is to enable the Committee to establish performance goals for selected officers and other key employees of Lennar and its subsidiaries, to determine bonuses which will be awarded to selected officers and other key employees on the basis of performance goals established for them and to ensure that bonus payments are in accordance with the arrangements established by the Committee.
2.Definitions
As used in this Plan, the following definitions apply:
(a)“Associate” means an employee of the Company.
(b)“Bonus” means the bonus to which an Associate is entitled under a bonus arrangement established by the Committee under the Plan.
(c)“Bonus Formula” means the formula for calculating an Associate’s Bonus on the basis of a performance goal established under the Plan or otherwise.
(d)“Committee” means the Compensation Committee of Lennar’s Board of Directors or a subcommittee of such Compensation Committee.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Company” means Lennar and its more than 50% owned subsidiaries.
(g)“EBITDA” means earnings before interest, taxes, depreciation and amortization.
(h)“Equity Incentive Plan” means the Lennar Corporation 2016 Equity Incentive Plan, as amended from time to time.
(i)“Lennar” means Lennar Corporation, a Delaware corporation.
(j)“Plan” means this Lennar Corporation 2016 Incentive Compensation Plan.
3.Authority to Establish Performance Goals and Bonuses
(a)The Committee will have the authority to establish for any Associate who is an officer or a key Associate of the Company, a performance goal and a Bonus Formula related to that performance goal, for any fiscal year of Lennar, or for a period which is shorter or longer than a single fiscal year. A Bonus Formula may be based upon the extent of achievement of specified levels of one or more of the business criteria specified on Exhibit A hereto or such other criteria as deemed appropriate by the Committee.
(b)The Committee may determine the Bonus Formula which will determine the Bonus an Associate will receive with regard to a fiscal year or other period. However, no Associate may be awarded a Bonus for any fiscal year in excess of the greater of (i) $3.0 million or (ii) 2% of the consolidated pre-tax income of Lennar in that fiscal year. Notwithstanding any other provision hereof, the Committee may, at any time before it issues a certification in respect of an Associate’s Bonus as contemplated by Section 4, in its discretion, eliminate or reduce the amount payable as a Bonus to that particular Associate (and the reduced amount (or zero dollars, in the case of an elimination) shall thereupon be the amount of the Associate’s Bonus under the Plan for the fiscal year).
(c)When the Committee establishes a performance goal and Bonus Formula for an Associate, the Committee may provide (i) that the resulting Bonus will be paid in a single lump sum or that the resulting Bonus will be paid over a period of years, with or without interest on deferred payments, and (ii) if a Bonus is to be paid over a period of years, whether the right to the unpaid portion of the Bonus will be forfeited if the Associate ceases to be employed by the Company before the bonus is paid in full.
(d)The Committee may delegate to such other person or persons (including, without limitation, the Chief Executive Officer of, or the person in charge of human resources for, Lennar) as the Committee shall determine in its sole discretion, all or part of the Committee’s authority and duties with respect to Bonuses. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of Bonuses that may be made under the delegation. The Committee may revoke, or amend the terms of, a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the delegation when they were taken.
(e)The Committee may determine that Bonuses shall be paid in cash or stock (or other forms of equity-based grants), or a combination of cash and stock (or other equity-based grants). The Committee may provide that any such stock or grants be made under the 2016 Equity Incentive Plan or any other equity-based plan or program of Lennar and, notwithstanding any provision of the Plan to the contrary, in the case of any such grant, the grant shall be governed in all respects by the 2016 Equity Incentive Plan or such other plan or program of Lennar.
4.Review of Payment of Bonuses
Promptly after the end of each fiscal year of Lennar, the management of Lennar will present to the Committee a list showing with regard to each Associate who has become entitled to a Bonus with regard to that fiscal year (i) the Associate’s performance goal or Bonus Formula with regard to that fiscal year, (ii) the extent to which the performance goal was achieved or exceeded, or other applicable information relating to the performance goal or otherwise applicable to the Associate’s Bonus Formula, and (iii) the Bonus to which the Associate is entitled with regard to the fiscal year. No Bonus may be paid to an Associate with regard to a fiscal year until the Committee certifies that the Bonus with regard to that Associate shown on the list (or on an amended list) is correct based upon the performance goal and the Bonus Formula established for the Associate with regard to the fiscal year.
5.Administration of the Plan
(a)The Plan will be administered by the Committee.
(b)The Committee will have full power to construe, interpret and administer the Plan and to establish and change the rules and regulations for its administration. Any interpretation by the Committee of the Plan or of any performance goal or Bonus Formula established for an Associate under the Plan, and any determination of the Committee regarding the Bonus to which any Associate is entitled, will bind the Company and all Associates who are affected by it.
(c)The Committee will have total discretion to determine whether performance goals and Bonus Formulae are to be established under the Plan for particular Associates. The Committee will not be required to establish similar performance goals or similar Bonus Formulae for employees who hold similar positions.
(d)The obligations of Lennar under the Plan are unsecured and constitute mere promises by Lennar to make payments in the future out of its general assets. To the extent that an Associate acquires a right to receive payments from Lennar hereunder, such right shall be that of a general unsecured creditor of Lennar. The obligations under the Plan are not intended to be funded obligations for tax purposes and shall be construed in a manner that is consistent with this intent. The Plan does not give rise to a fiduciary relationship between the Board or Committee, on the one hand, and Associates, their beneficiaries or any other persons, on the other.
6.Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, any Bonus awarded under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board of Directors of Lennar (or a committee or subcommittee thereof) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Associate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its affiliates, including, but not limited to, the Plan. In the event that any Bonus awarded under the Plan is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Bonus award, subject to applicable law.
7.No Rights to Continued Employment
Nothing in the Plan or in the establishment of any performance goal or Bonus Formula, and no award of any Bonus which is payable immediately or in the future (whether or not future payments may be forfeited), will give any officer or employee of the Company a right to continue to be an officer or employee of the Company or in any other way affect the right of the Company to terminate the officer position or employment of any officer or employee at any time.
8.Effective Date
This Plan was initially adopted effective as of January 13, 2016 and approved by the stockholders of Lennar on April 13, 2016 at the annual meeting of stockholders held on that date. The Plan, as amended and restated to make clarifying changes (including changes in law), was approved by the Board to be effective as of January 12, 2022.
9.Amendments of the Plan
The Committee may, with the approval of the Board of Directors of Lennar, amend the Plan at any time, except that no amendment to the Plan will be effective if it materially changes any of the criteria on which Bonuses may be based, alters the maximum Bonus which may be paid to an Associate with regard to a fiscal year or other period, or otherwise materially changes the Plan, unless the amendment is approved by the stockholders of Lennar. No amendment to the Plan may change any performance goal or Bonus Formula which has been established for an Associate, or affect any Associate’s right to receive a Bonus which has been earned as a result of achievement of a performance goal under a Bonus Formula established for the Associate before the amendment, unless the Associate consents to the change.
10.Exculpation and Indemnification
Lennar shall indemnify and hold harmless the members of the Board and the members of the Committee to the fullest extent permitted by Lennar’s Certificate of Incorporation from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities or obligations under the Plan.
11.Termination of the Plan
The Plan may be terminated at any time by the Committee, with the approval of the Board of Directors of Lennar. However, termination of the Plan will not affect any performance goal or Bonus Formula which has been established before the Plan is terminated or the right of any Associate to receive payments of a Bonus which the Associate earned before the Plan is terminated.
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EXHIBIT A
TO THE 2016 INCENTIVE COMPENSATION
PLAN PERFORMANCE CRITERIA
Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices.
“Performance Criteria” means the following business criteria (or any combination of them) with respect to one or more of the Company, any Subsidiary, or any division or operating unit of the Company or its Subsidiaries:
1)earnings, including pre or post interest, taxes, depreciation, amortization, or any combination
2)growth in operating income, profit margins, including gross, net and other
3)enhanced or achievement of specified levels of revenues
4)reduction in operating costs, including general and administrative (G&A) and selling, general and administrative (SG&A) type costs
5)home sale price, or cost per home
6)number of homes sold
7)growth in backlog
8)growth in market share
9)growth or improved management of community count
10)number or dollar amount of mortgages originated or placed
11)cash flow, including increases to cash
12)monetizing underperforming and inactive assets
13)attraction of new capital sources
14)securities sold, both debt and equity
15)increase in book value per share
16)various return or balance sheet ratios
17)reduction in or improved management of joint ventures
18)favorable resolution of disputes and claims
19)customer satisfaction ratings

20)increase in energy efficiency of product
21)spinoff or monetization transactions resulting in distributions to stockholders that meet predetermined financial targets
Performance Goals may be absolute amounts or percentages of amounts or may be relative to the performance of other companies or of indexes, and may be on an aggregate, a per share (actual or diluted) or other similar basis.
Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of the periodic reports it files with the Securities and Exchange Commission (or, if it does not file reports with the Securities and Exchange Commission, in the preparation of reports to stockholders).
Unless the Committee provides otherwise at the time when it establishes particular Performance Goals, the Committee may at any time adjust any of the Performance Criteria described above to take account of items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a component of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the performance period. However, in no event may the Committee use any form of discretion to increase any compensation payable that would be otherwise due upon attainment of a goal.